EXHIBIT 99.3

EXECUTION VERSION

VOTING AND PROXY AGREEMENT

THIS VOTING AND PROXY AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2011 by and between Mark T. Hilz (the “Stockholder”) and Presidio, Inc., a Georgia corporation (“Parent”).

WHEREAS, concurrently herewith, Parent, Indigo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and INX Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Stockholder owns 43,313 Common Shares as of the date of this Agreement (such Common Shares held by the Stockholder, together with any other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, whether by purchase or upon exercise of options, warrants, conversion of other convertible securities or otherwise less any Common Shares Transferred as permitted by Section 2(b), being collectively referred to herein as the “Shares”);

WHEREAS, obtaining appropriate stockholder approval is a condition to the Merger;

WHEREAS, as an inducement to Parent to enter into the Merger Agreement, Parent and the Stockholder have agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. No Solicitation

(a) General.  Subject to Section 1(c) below, the Stockholder shall not, and shall not cause his representatives or agents to, directly or indirectly, (i) initiate or solicit an Acquisition Proposal, (ii) have any discussion with or provide any confidential information to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or grant any waiver, amendment or release under any confidentiality restriction in any agreement or under Applicable Law, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Ongoing Discussions.  The Stockholder shall, and shall cause his agents and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any actual or potential Acquisition Proposal.

(c) Stockholder Capacity.  The Stockholder is executing this Agreement solely in his capacity as a stockholder of the Company.  No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer.  Nothing in this Agreement shall limit or affect any actions taken by such person in his capacity as a director or officer of the Company to the extent permitted by the Merger Agreement or following the termination of the Merger Agreement in accordance with its terms.

Section 2. Agreement to Vote; Restrictions on Dispositions; Irrevocable Proxy.

(a) Agreement to Vote.  The Stockholder hereby agrees to vote the Shares or execute a written consent in respect thereof, (i) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, as applicable, at any meeting or meetings of the stockholders of the Company at which the Merger Agreement or the transactions contemplated thereunder are submitted for the vote of the Stockholder or in any written consent in respect thereof, (ii) against any other Acquisition Proposal, without regard to any INDIGO Board of Directors recommendation to stockholders concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, (iii) against any agreement, amendment of any agreement (including the Company's Certificate of Incorporation or By-Laws), or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement and (iv) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.  Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with the procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for the purposes of recording such vote (or consent).

(b) Restrictions on Dispositions.  The Stockholder hereby agrees that, without the prior written consent of Parent, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, “Transfer”) unless such Transfer is a Transfer by the Stockholder of any Shares:  (i) to a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Stockholder, (ii) to any trust, the trustees of which include only Persons named in clause (i) and the beneficiaries of which include only the Persons named in clause (i) or (iii) any corporation, limited liability company or limited or general partnership controlled by the Stockholder or the Persons named in clause (i); provided, in every case that such transferee pursuant to clause (i), (ii) or (iii) executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Stockholder’s obligations hereunder in respect of the Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Shares subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares Transferred as the Stockholder shall have made hereunder.

(c) Irrevocable Proxy.  Subject to the last two sentences of this Section 2(c), the Stockholder hereby irrevocably appoints Parent or Parent’s designee as the Stockholder’s agent, attorney and proxy, to vote (or cause to be voted) the Shares in accordance with Section 2(a) hereof.  This proxy is irrevocable (pursuant to Section 212(e) of the Delaware Law) and coupled with an interest and is granted in consideration of the Company, Parent and Merger Sub entering into the Merger Agreement.  In the event that the Stockholder fails for any reason to vote the Shares in accordance with the requirements of Section 2(a) hereof, then the proxyholder shall have the right to vote the Shares in accordance with the provisions of the first sentence of this Section 2(c).  The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of the Shares and a vote by the Stockholder of the Shares.

(d) Revocation of Prior Proxies.  The Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder prior to the execution hereof with respect to any Shares inconsistent with the terms of this Section 2.

(e) No Inconsistent Agreements.  The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder, directly or indirectly, (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder and (iii) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action ) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of his material obligations under this Agreement.

Section 3. Representations, Warranties and Covenants of the Stockholder.  The Stockholder represents and warrants to Parent as follows: (i) the Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder; (ii) this Agreement has been duly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder; (iii) assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditor’s rights generally and by general equitable principles; (iv) the execution and delivery of this Agreement by the Stockholder does not conflict with or violate any law or agreement binding upon him, nor require any consent, notification, regulatory filing or approval and (v) except for restrictions in favor of Parent pursuant to this Agreement and except for the transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Stockholder owns, beneficially, all of the Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim or other lien and has voting power and power of disposition with respect to all Shares, with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto, and no Person other than the Stockholder has any right to direct or approve the voting or disposition of any Shares, except in the case of clause (iv) and (v) for violations, breaches or defaults that would not in the aggregate materially impair the ability of the Stockholder to perform his obligations hereunder.

Section 4. Further Assurances.  Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions (including without limitation, in the case of the Stockholder, any amendments to this Agreement which Parent may reasonably request) as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

Section 5. Effectiveness and Termination.  It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been fully executed and delivered and be in full force and effect.  This Agreement shall automatically terminate and be of no further force or effect upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Merger and (iii) the delivery of a written notice by the Stockholder to Parent following any amendment to the Merger Agreement to decrease the Merger Consideration or otherwise alter the Merger Agreement in a manner adverse to the Stockholder in any material respect unless such amendment has been consented to by the Stockholder in writing prior to such amendment, in each case other than with respect to this Section 5 and Section 6, which shall survive any termination of this Agreement.

Section 6. Miscellaneous.

(a) Waiver of Appraisal Rights.  The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that he may have (if any) under applicable law.

(b) Expenses.  Each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(c) Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Parent, to Presidio, Inc. 7601 Ora Glen Drive Greenbelt, Maryland 20770
Telephone: Telecopy: Attention: Email:	(301) 313-2082 (301) 313-9982 Kevin Mulloy kmulloy@presidio.com with a copy to (which shall not constitute notice): Weil, Gotshal & Manges, LLP 767 Fifth Avenue, 31st Floor New York, New York 10153
Telephone: Telecopy: Attention: Email:	(212) 310-8249 (212) 310-8007 Michael E. Weisser, Esq. michael.weisser@weil.com
If to the Stockholder, to
Mark T. Hilz
528 E. Hickory Ridge Circle
Argyle, TX 76226
Telephone: Telecopy: Email:	(940) 464-7672 (469) 549-8991 mthilz@msn.com
(d) Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and each Stockholder.

(e) Successors and Assigns.  Except as permitted by Section 2(b), no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Parent.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.  Notwithstanding any Transfer of Shares consistent with this Agreement, the Stockholder shall remain liable for the performance of all obligations of Stockholder under this Agreement.

(f) No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this

Agreement or any provision of this Agreement except as such rights as may inure to a successor or permitted assignee under Sections 2(b) or 6(e).

(g) No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(h) Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter other than the Merger Agreement and any other agreement, document or instrument expressly referenced therein.

(i) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement.

(j) Specific Performance; Remedies Cumulative.  The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(k) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(l) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

(m) Jurisdiction.  Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court of the United States located in the State of Delaware with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by him or it except in such courts).  Each of the parties hereto, irrevocably and unconditionally, waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court of the United States located in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The Stockholder also agrees that any final and unappealable judgment against such party in connection with any such action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(n) Waiver of Jury Trial.  The Stockholder hereby waives, to the fullest extent permitted by applicable law, any right he may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.  The Stockholder (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he has been induced to enter into this Agreement by, among other things, the consideration received by the Stockholder in respect of the Shares pursuant to the transactions contemplated by the Merger Agreement.

(o) Drafting and Representation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

(p) Name, Captions, Gender.  Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(q) Counterparts.  This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(r) No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Shares, except as otherwise provided herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT
PRESIDIO, INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President

(VOTING AND PROXY AGREEMENT SIGNATURE PAGE – PRESIDIO, INC./HILZ)

THE STOCKHOLDER
MARK T. HILZ

By:	/s/ Mark T. Hilz
Name:	Mark T. Hilz

(VOTING AND PROXY AGREEMENT SIGNATURE PAGE – PRESIDIO, INC./HILZ)